       1                                                        EXHIBIT 10.1


                             EMPLOYMENT AGREEMENT
                             --------------------

     AGREEMENT made as of March 7, 1996, by and between Riddell Sports Inc., a Delaware corporation (the "Company"), and David Groelinger (the "Executive").

     WHEREAS, the Executive wishes to become employed by the Company, and the Company is willing to employ the Executive on the terms and conditions hereinafter set forth;

     WHEREAS, the Company desires to engage the Executive as Chief Financial Officer ("C.F.O.") of the Company and the Executive desires to be so engaged by the Company in such position, on the terms and conditions set forth and described herein;

     WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company.

     NOW, THEREFORE, the parties agree as follows:

     1.   Employment.    The Company hereby employs the Executive, and the
Executive hereby accepts employment with the Company upon the terms and subject to the conditions set forth herein.

     2.   Term.     This Agreement is for the two-year period (the "Term")
commencing on the date of this Agreement and terminating on the second anniversary of the date first written above or upon earlier termination pursuant to Section 11.

     3. Position. During the Term, the Executive shall serve as C.F.O. of the Company. At any time that the Executive is serving as an officer of the Company, the Company shall provide him with officer liability insurance and/or indemnification to the same extent provided to other members of the Company Board and other officers of the Company for all occurrences while executive is or was a member of the Company Board or an officer of the Company.

     4. Duties and Reporting Relationship. During the Term, the Executive shall, on a full time basis, use his skills and render services to the best of his abilities in supervising and conducting the financial operations of the Company. As part of his duties the Executive shall be responsible for and have general supervisory control over the financial matters of the Company and shall report to, and be subject to supervision by, the CEO or Chairman of the Company.

     5. Place of Performance. The Executive shall perform his duties and conduct his business at the principal corporate offices of the Company in New York City except for required travel on the Company's business.

     6. Inducement for Employment. (a) As an inducement for the Executive's entering into the Agreement and undertaking to perform the services referred to in the Agreement, the Company shall grant to the Executive a non-qualified option (the "Option") to purchase 65,000 shares of the common stock ("Common Stock") of the Company pursuant to the Company's 1991 Stock Option Plan and a Stock Option Agreement (the

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 "Stock Option Agreement") substantially in the form of Exhibit A hereto.

(b) The Option shall become exercisable in accordance with the provisions of the Stock Option Agreement; provided, however that the Option shall become fully exercisable upon the occurrence of a Change in Control of Parent (as defined in paragraph 11(a)(v)).

(c) The Option shall expire on the earlier of the tenth anniversary of the date it is granted or the thirtieth (30th) day following the date the Executive's employment is terminated for any reason and may be exercised (to the extent it has vested), at any time prior to such expiration; provided, however, that if, (i) prior to the expiration of the Term, the Company terminates the Executive's employment in breach of this Agreement or the Executive terminates his employment for Good Reason (as defined below), or
(ii) subsequent to the expiration of the Term the Company terminates the Executive's employment in a manner that would have been a breach of this Agreement had the Term not expired or the Executive terminates his employment on account of actions that would have constituted Good Reason had the Term not expired, then the Option shall become and remain exercisable for a period of one year following such termination of employment, but only to the extent that it would have been exercisable during such year had his employment not so terminated; and, provided further that if the Executive's employment is terminated on account of his death or Disability (as the term is defined herein) the Option shall be exercisable with respect to an aggregate number of shares based upon the ratio of (A) the number of completed months that have elapsed from March 7, 1996 to the date of such death or Disability to
(B) the number sixty (60), and shall remain exercisable for a period of one year following such termination of employment. The Option shall become exercisable in full upon the occurrence of a Change in Control. (defined below).

     7.   Salary and Annual Bonus.

               (a) Base Salary. The Executive's base salary (the "Base Salary") hereunder shall be $180,000 a year, payable no less often than in monthly installments.

               (b) Annual Bonus. The Executive will participate in any bonus plan established by the Company at a target level of 40% of his Base Salary; provided, however, that the Executive is guaranteed a $25,000 bonus for 1996, payable at such time as bonuses are paid to other senior executive officers.

     8. Vacation, Holidays and Sick Leave. During the Term, the Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company's standard policies for its senior executive officers, which policies shall provide the Executive with (a) benefits no less favorable than those provided to any other senior executive officer of the Company and (b) no fewer than four (4) weeks of paid vacation per year, unless otherwise agreed between the Executive and the Company.

     9. Business Expenses. The Executive will be reimbursed for all ordinary and necessary business expenses incurred by him in connection with his employment upon timely submission by the Executive of receipts and other documentation as required by the Internal Revenue Code and in conformance with the Company's normal procedures.

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     10.  Pension and Welfare Benefits.  During the Term, the Executive shall be eligible to participate fully in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements (collectively, the "Employee Benefits") available to officers of the Company generally, which Employee Benefits shall provide the Executive with benefits no less favorable than those provided to any other senior executive officer of the Company.

     11. Termination of Employment. (a) General. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the circumstances provided in this paragraph 11(a).

          (i) Death or Disability. (A) The Executive's employment hereunder shall automatically terminate upon the death of the Executive.

                    (B) If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Company for any six (6) months (whether or not consecutive) during any twelve (12) month period, the Company may terminate the Executive's employment hereunder for "Disability."

          (ii) Cause. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean (A) the willful failure or refusal by the Executive to perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), which has not ceased within ten (10) days after a written demand for substantial performance is delivered to the Executive by the CEO or Chairman, which demand identifies the manner in which the Company believes that the Executive has not performed such duties, (B) the willful engaging by the Executive in misconduct involving breach of duty, theft or other acts of dishonesty (but not including bad business judgment) which is materially injurious to the Company, monetarily or otherwise (including, but not limited to, conduct described in Section 15) or (C) the conviction of the Executive of a felony.

          (iii) Termination by the Executive. The Executive shall be entitled to terminate his employment hereunder (A) for Good Reason or (B) if his health should become impaired to an extent that makes his continued performance of his duties hereunder hazardous to his physical or mental health, provided that the Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided further, that, at the Company's request, the Executive shall submit to an examination by a doctor selected by the Company and such doctor shall have concurred in the conclusion of the Executive's doctor.

     For purposes of this Agreement, "Good Reason" shall mean the occurrence (without the Executive's express written consent) of any one of the following acts by the Company, or failure by the Company to act, unless, in the case of any act or failure to act described in paragraphs (I)-(VIII) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination in respect thereof: (I) the assignment to the Executive of any duties inconsistent with the Executive's status as the C.F.O. of the Company or a material adverse alteration in the nature of status or the Executive's responsibilities from those contemplated by Section 4 above; (II) a reduction by the Company in the Executive's annual Base Salary as in effect on the date hereof; (III) Executive being required to relocate to a location more than 50 miles from New York City; (IV) the failure by the Company to pay to the Executive any material portion of the Executive's current compensation (upon failure to cure after 15 days' notice); (V) the failure by the Company to continue in effect any compensation plan in which the Executive participates or any substitute plans which failure is material to the

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Executive's total compensation, unless the Parties agree to an equitable alternative arrangement (embodied in an ongoing substitute or alternative plan) on a basis consistent with Section 7(b), above; (VI) the failure by the Company to continue to provide the Executive with Employee benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which the Executive was participating on a basis consistent with the provisions of Section10, above; (VII) the taking of any action by the Company which would directly or indirectly materially reduce or deprive the Executive of any material fringe benefit enjoyed by the Executive, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled; or (VIII) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 11(b), and, for purposes of this Agreement, no such purported termination shall be effective.

     The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
          (iv) Voluntary Resignation. Should the Executive wish to resign from his position with the Company or terminate his employment for other than Good Reason during the Term, the Executive shall give sixty (60) days written notice to the Company, setting forth the reasons and specifying the date as of which his resignation is to become effective.

          (v) Change in Control. The Executive shall be entitled to terminate his employment in the event of a Change in Control. For purposes of this Agreement, a Change in Control of the Company shall have occurred if a majority of the members of the Company's Board are representatives or designees of any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than M.L.C. Partners Limited Partnership, its former (other than Mr. Epstein) and present general or limited partners, or any Person affiliated with any of the foregoing and their heirs; it being understood that it shall not be deemed to be a Change in Control of the Company if no Person shall have designated or nominated a majority of the members of the Company's Board.

          (b) Notice of Termination. Any purported termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 20. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.
          (c) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated because of death, the date of the Executive's death, (ii) if the Executive's employment is terminated for Disability, the date Notice of Termination is given, (iii) if the Executive's employment is terminated pursuant to Subsection 11(a) (ii), (iii) or (iv) hereof or for any other reason (other than death or Disability), the date specified in the Notice of Termination (which, in the case of a termination for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days from the date such Notice of Termination is given, and in the case of a termination for any other reason thirty (30) days (sixty (60) days in the case of a termination under Subsection (11(a) (iv)) hereof ) from the date such Notice of Termination is given.

     12. Compensation During Disability, Death or Upon Termination. (a) During any period that

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 the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive (i) his full salary at the rate then in effect until his employment is terminated pursuant to Section 11(a)(i)(B) hereof and (ii) a pro rata portion of his bonus that would have been payable pursuant to Section 7(b) above with respect to the calendar year in which the termination pursuant to
Section 12(a)(i)(B) occurs; provided that such payments shall be reduced by the sum of the amounts, if any, payable to the Executive with respect to such period under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment.

          (b) If the Executive's employment is terminated by his death or Disability, the Company shall pay (i) any amounts due to the Executive under
Section 7 through the date of such termination (including a pro rata portion of his bonus that would have been payable pursuant to Section 7(b) above with respect to the calendar year in which the termination occurs) and (ii) all such amounts that would have become due (and at the time such amounts would have become due) to the Executive under Section 7 had the Executive's employment hereunder continued until the last day of the calendar year in which such termination of employment occurred, in each case in accordance with Section 14(b), if applicable.

          (c) If the Executive's employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to the Executive under this Agreement.

          (d) If (i) the Company shall terminate the Executive's employment in breach of this agreement, or (ii) the Executive shall terminate his employment for Good Reason or (iii) the Company undergoes a Change in Control resulting in the termination of Executive's employment, then

               (A) the Company shall pay the Executive (A) his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, (B) all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due and (c) a pro rata portion of the bonus that would have been payable to the Executive pursuant to Section 7(b) above with respect to the calendar year in which the Date of Termination occurs had the Executive's employment not terminated, at the time such bonus would otherwise have become payable; and

               (B) for periods subsequent to the Date of Termination, the Company will pay, on a monthly basis, all monies owed as if the contract had not been terminated. In no case, however will payments be less than 1 year's equivalent Base Salary in the event of a termination pursuant to Section 12(d)(i) or (ii) or less than 2 years' equivalent Base Salary in the event of a termination pursuant to Section 12 (d) (iii); and

               (C) the Company shall (x) continue coverage for the Executive under the Company's life insurance, medical, health, disability and similar welfare benefit plans (or, if continued coverage is barred under such plans, the Company shall provide to the Executive substantially similar benefits) for the remainder of the Term, and (y) provide the benefits which the Executive would have been entitled to receive pursuant to any supplemental retirement plan maintained by the Company had his employment continued at the rate of compensation specified herein for the remainder of the Term.
Benefits otherwise receivable by the Executive

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pursuant to clause (x) of this Subsection 12(d)(iii) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer during the period during which the Company is required to provide such benefits, and the Executive shall report any such benefits actually received to the Company.

          (e)  If the Executive shall terminate his employment under clause
(B) of subsection 11(a)(iii)
hereof, the Company shall pay the Executive (A) his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and (B) a pro rata portion of the bonus that would have been payable to the Executive pursuant to Section 7(b) above with respect to the calendar year in which the Date of Termination occurs had the Executive's employment not terminated.

     13. Representations. (a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.

          (b) The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.

     14. Successors; Binding Agreement. (a) The Company will require any successor (whether direct of indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

          (b) This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisee and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, to the extent provided in paragraph 12(b), shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

     15. Confidentiality. The Executive covenants and agrees that he will not at any time during and after the end of the Term, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than authorized officers, directors and employees of the Company or its subsidiaries, Confidential Information (as hereinafter defined) of the Company. As used herein, "Confidential Information" of the Company means information of any kind, nature or description which is disclosed to or otherwise known to the Executive as a direct or indirect consequence of his association with the Company, which information is not generally known to the public or to the businesses in which the Company is engaged or which information relates to specific investment opportunities within the scope of the Company's business which were considered by the Executive or the Company during the term of this Agreement.

     16. Noncompetition. During his employment with the Company or any of its affiliates, and for a period of eighteen (18) months following the termination of his employment for whatever reason other than by the Executive for Good Reason, the Executive shall not, directly or indirectly, in the Territory (defined below), enter into or engage generally in competition with the Company, or any of its subsidiaries or otherwise engage

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in any business in which the Company or its subsidiaries engages
(collectively, the "Business"), whether as an individual on his own or as a partner or joint venturer, or as an employee, salesman, agent, officer, director, or shareholder of any business or for any person, or in any other capacity. The term "Territory" shall mean the states in which the Company or any of its subsidiaries currently engages in the Business or the states in which the Company or any of its subsidiaries engages in the Business during the Executive's employment with the Company or any of its affiliates.

     17. Nonsolicitation. During his employment with the Company or any of its affiliates, and for a period of eighteen (18) months following the termination of his employment for whatever reason other than by the Executive for Good Reason, the Executive shall not directly or indirectly, either on his own or otherwise attempt to take away any of the customers of the Company or any of its subsidiaries in the Territory or induce or solicit any other employee of the Company or any of its subsidiaries to leave its employ.

     18. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

     19. Amendment of Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

     20. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

     To Executive at:

     434 West 23rd Street
     New York, New York 10011



     To the Company at:

     Riddell Sports, Inc.
     900 Third Avenue/27th Floor
     New York, New York 10022
     Attn:  General Counsel

Any notice delivered personally or by courier under this Section 18 shall be deemed given on the date delivered,

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and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

     21. Severability. If any provision of this Agreement (including without limitation Section 16) or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

     22. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     23. Governing Law; Specific Performance. This agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles. The Executive acknowledges that a violation on his part of any of the covenants contained in Sections 15, 16 or 17 hereof would cause immeasurable and irreparable damage to Company. The Executive accordingly agrees and hereby grants his consent that, without limiting the remedies available to Company, any actual or threatened violation of such covenants may be enforced by injunctive relief or by other equitable remedies issue or ordered by any court of competent jurisdiction.

     24. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

     25. Withholdings. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local law.

     26. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   RIDDELL SPORTS INC.


                                   By:      /S/  DAVID MAUER
                                      ------------------------------
                                        Name:  David Mauer
                                        Title: Chief Executive Officer


                                              /S/  DAVID GROELINGER
                                     ------------------------------
                                                 David Groelinger

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